Exhibit 99.1

Worthington Industries Sells Its Share of Acerex Steel Processing Joint Venture

    COLUMBUS, Ohio--(BUSINESS WIRE)--April 7, 2006--Worthington Industries (NYSE:WOR) announced today that it has agreed to sell its 50% equity interest in Acerex, S.A. de C.V., a steel processing facility in Monterrey, Mexico, to its partner, Ternium, S.A. (NYSE:TX) for $44.6 million.
    The joint venture was formed in 1994 with Hylsa, S.A. de C.V., which was recently acquired by Ternium. The ownership change at Hylsa prompted the sale of the joint venture. Worthington remains interested in the Mexican steel processing market and is exploring opportunities to continue the success that the company has enjoyed there for over a decade.
    Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America's premier value-added steel processor and a leader in manufactured metal products such as metal framing, metal ceiling grid systems, pressure cylinders, automotive past model service stamping and laser welded blanks. The company employs more than 8,000 people and operates 64 facilities in 10 countries. Worthington Industries is listed as one of America's Most Admired Companies and one of the 100 Best Companies to Work For in America by Fortune magazine.

    Safe Harbor Statement

    The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company, which are not historical information, constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.

    CONTACT: Worthington Industries, Inc.
             Cathy M. Lyttle, 614-438-3077
             cmlyttle@worthingtonindustries.com
             or
             Allison M. Sanders, 614-840-3133
             asanders@worthingtonindustries.com